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                     November 24, 2020

       Scott Flaherty
       Chief Financial Officer
       Willis Lease Finance Corporation
       4700 Lyons Technology Parkway
       Coconut Creek, FL 33073

                                                        Re: Willis Lease
Finance Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 12,
2020
                                                            File No. 001-15369

       Dear Mr. Flaherty:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services